Exhibit 10.1

THE SEIBELS BRUCE GROUP, INC.

STOCK OWNERSHIP BONUS PROGRAM

1.             PURPOSE OF THE PROGRAM

This Program shall be known as The Seibels Bruce Group, Inc. Stock Ownership Bonus Program.  The purpose of the Program is to motivate the Company’s managers and align their interests with those of the Company and its shareholders.  Satisfaction of these guidelines is necessary in order to be awarded Bonus Compensation.

2.             DEFINITIONS

2.1                                 Definitions.  Wherever the following capitalized terms are used in this Program they shall have the meanings specified below.

a.                                       “Annual Guideline Target” means the number of shares of Common Stock that a Participant is required to acquire and hold under the Ownership Guidelines at the end of a particular Program Year, determined as a percentage of the Cumulative Guideline Target applicable to the Participant (with the number of shares rounded to the nearest whole share).

b.                                      “Annual Strategic Plan” means, for any Program Year, the projected Net Income target for the Company, as approved by the Board.

c.                                       “Base Salary” means the annual base salary of the Participant as in effect on the last day of any applicable Program Year.

d.                                      “Board” means the Board of Directors of the Company.

e.                                       “Bonus Compensation” means, for any Program Year, for any Manager that is participating in the Program, any annual bonus amount designated by the Committee for purposes of the Program that is earned by such Manager during the Program Year under the Program (and payable in the following Program Year).

f.                                         “Committee” means the Compensation Committee of the Board.

g.                                      “Common Stock” means the common stock of the Company, par value $1.00 per share.

h.                                      “Company” means The Seibels Bruce Group, Inc., a South Carolina corporation.

i.                                          “Cumulative Guideline Target” means the aggregate Fair Market Value of the Common Stock that the Participant is required to acquire and hold under the Ownership Guidelines at the end of the time period applicable under the Ownership Guidelines for satisfaction of all requirement thereunder (with the number of shares rounded to the nearest whole share)

j.                                          “Effective Date” means the Effective Date of this Program, as defined in Section 6.1 hereof.

k.                                       “Employee” means any person who the Committee determines to be an employee of the Company or any Subsidiary.

l.                                          “Fair Market Value” of a share of Common Stock as of a given date means the average closing sales price of the Common Stock on the Over the Counter Board as reflected on the composite index on the 10 trading days immediately preceding the date as of which Fair Market Value is to be determined.  If the Common Stock is not listed on the Over the Counter Board on the date as of which Fair Market Value is to be determined, the Committee shall determine if good faith the Fair Market Value in whatever manner it considers appropriate.

m.                                    “Manager” means an Employee who the Chief Executive Officer, in his sole discretion, determines to be a manager of the Company or any Subsidiary eligible to participate in the Program.

n.                                      “Net Income” means, for any applicable Program Year, the aggregate of all amounts which, in accordance with generally accepted accounting principles, would be included as net income (or net loss) on a consolidated statement of income of the Company and its subsidiaries, including a reserve for Bonus Compensation, for such period.

o.                                      “Ownership Guidelines” means the stock ownership guidelines for Managers of the Company adopted by the Committee for purposes of the Program, as may be amended by the Committee from time to time.  The Ownership Guidelines, as currently in effect, are attached hereto as Exhibit A.

p.                                      “Participant” means a Manager who is eligible to receive Bonus Compensation.

q.                                      “Program” means The Seibels Bruce Group, Inc., Stock Ownership Bonus Program as set forth herein, as it may be amended from time to time.

r.                                         “Program Year” shall mean any calendar year in which the Program is in effect.

s.                                       “Subsidiary” means an entity that is wholly owned, directly or indirectly, by the Company, or any other affiliate of the Company that is so designated, from time to time, by the Committee.

3.             ADMINISTRATION OF THE PROGRAM

3.1                                 Committee Members.  The Program will be administered by the Committee.  The Committee may exercise such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Program.  No member of the Committee will be liable for any action or determination made in good faith by the Committee with respect to the Program.

3.2                                 Committee Authority.  The Committee has discretionary authority to interpret the Program, to make all factual determinations under the Program, and to determine the terms and provisions of the Bonus Compensation.  The Committee has authority to prescribe, amend, and rescind rules and regulations relating to the Program.  All interpretations, determinations, and actions by the Committee will be final, conclusive, and binding upon all parties.

3.3                                 Discretionary Adjustments.  The Committee retains the discretion to make adjustments from time to time in the Ownership Guidelines and the degree of achievement of the Ownership Guidelines that is applicable to any Participant.  The basis for making such an adjustment shall include, but shall not be limited to (i) unforeseen circumstances or unusual events that result in less than full Bonus Compensation being paid for a Program Year and (ii) financial or other personal hardship where fairness and equity would warrant adjustments.

4.             PARTICIPATION

4.1                                 Participation.  The Chief Executive Officer, in his discretion, will select members of management that are eligible to participate in the Program.  Any participant who has not achieved his Cumulative Guideline Target as of the end of any Program Year in accordance with the Ownership Guidelines will not be eligible to receive Bonus Compensation for such Program Year.

4.2                                 Bonus Compensation Program.  The Bonus Compensation Program will pay Bonus Compensation to Managers to the extent that the Company’s Net Income for any applicable Program Year exceeds the Annual Strategic Plan.  Of the Net Income in excess of the Annual Strategic Plan, one-half of that amount will be placed in a profit sharing pool.  The Chief Executive Officer will receive Bonus Compensation equal to twenty-five percent of the aggregate bonus pool or 125% of his Base Salary whichever is less.  The Committee hereby delegates such authority as is necessary for the Chief Executive Officer to distribute the remainder of the profit sharing pool as Bonus Compensation to the Managers as determined in his sole discretion.  No Participant will receive Bonus Compensation greater than 125% of his or her base salary.  All Bonus Compensation will be subject to applicable tax and other withholding, and the Bonus Compensation after such withholdings will be paid in cash.  All Bonus Compensation for any applicable Program Year will be paid in March following such Program Year.  To receive Bonus Compensation, Participants must be employed on the date Bonus Compensation is paid.  The Chief Executive Officer will determine the exact date of payment of Bonus Compensation after giving consideration to payroll periods and finality of the prior years’ financial statements as first published by the Company for the applicable Program Year.

5.             GENERAL PROVISIONS

5.1                                 No Assignment or Transfer; Beneficiaries.  Awards under the Program shall not be assignable or transferable, unless otherwise allowed by the Committee in its sole discretion.

5.2                                 Employment or Service.  Nothing in the Program, shall confer upon any Participant the right to continue in the capacity in which he is employed by or otherwise serves the Company or any Subsidiary.

5.3                                 Tax Withholding.  The Participant shall be responsible for payment of any federal, state and local taxes or similar charges required by law to be withheld from any Bonus Compensation, which shall be paid by the Participant at the time that taxable income is recognized with respect to the Bonus Compensation.

5.4                                 Program Binding on Successors.  The Program shall be binding upon the Company, its successors and assigns, and the Participants, his heirs, administrators, estate, permitted transferees and beneficiaries.

5.5                                 Construction and Interpretation.  Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.  Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Program.

5.6                                 Severability.  If any provision of the Program shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in any other jurisdiction.

5.7                                 Governing Law.  The validity and construction of this Program shall be governed by the laws of the State of South Carolina.

6.             EFFECTIVE DATE, AMENDMENT AND TERMINATION

5.8                                 Effective Date.  The Effective Date of the Program shall be the date of adoption of the Program by the Board.

5.9                                 Amendment and Termination.  The Board may from time to time and in any respect, amend or modify or terminate the Program.

Appendix A

THE SEIBELS BRUCE GROUP, INC.

STOCK OWNERSHIP GUIDELINES

1.             PREAMBLE

The following sets forth the Stock Ownership Guidelines that have been established by The Seibels Bruce Group, Inc., (the “Company”) for managers of the Company that are eligible to participate in The Seibels Bruce Group, Inc. Stock Ownership Bonus Program (the “Program”).  The purpose of the Program is to provide an incentive to the Company’s managers and align their interests with those of the Company and its shareholders.  The Ownership Guidelines operate together with, and are made a part of, the Program to provide a means of acquiring and retaining such stock ownership.

2.             DEFINITIONS

The following capitalized terms as used herein shall have the meanings specified below.  All other capitalized terms used herein, unless expressly defined, shall have the meanings ascribed to them in the Program.

(a)              “Guideline Period” means the seven-year period commencing on either (a) January 1, 2002, or (b) January 1st of the year in which Participation begins, whichever is sooner.

(b)             “Guideline Stock” means, for any Participant, (a) Common Stock registered in the name of the Participant, or beneficially owned by the Participant, or (b) Common Stock allocable to the Participant’s individual account under the South Carolina Insurance Company Employees’ Profit-Sharing Savings Plan.

3.             CUMULATIVE GUIDELINE TARGETS

Participants of the Program are required to hold shares of Guideline Stock having an aggregate Fair Market Value equal to the Cumulative Guideline Target for such participant as of the end of the Guideline Period, and at the end of each calendar year thereafter.  The Cumulative Guideline Target equals 100% of the Participant’s Base Salary.

4.             ANNUAL GUIDELINE TARGETS

Participants are required to hold shares of the Guideline Stock having an aggregate Fair Market Value equal to the Annual Guideline Target as of the end of each Program Year during the Guideline Period.  For purposes hereof, only Guideline Stock that satisfies the Holding Period shall be considered in determining whether the Annual Guideline Target has been satisfied.

The Annual Guideline Targets for Participants are as follows:

End of Program Year	Annual Guideline Target
First Year of Eligibility to Participate	None
1	10% of Cumulative Target
2	25% of Cumulative Target
3	45% of Cumulative Target
4	65% of Cumulative Target
5	80% of Cumulative Target
6	100% of Cumulative Target

5.             AMENDMENTS AND ADJUSTMENTS

The Committee reserves the right to amend or modify the Ownership Guidelines set forth herein at any time and in whatever manner they deem appropriate, without requirement of notice to or consent from any affected Participant.  The Committee has the discretionary authority to make adjustments to the Ownership Guidelines as applied to individual Participants for purposes of the Program.